UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): OCTOBER 15, 2004

ATARI, INC.

(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction
of incorporation or organization)

Commission File Number: 0-27338

13-3689915
(I.R.S. employer identification no.)

417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)

(212) 726-6500
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

     On October 15, 2004, Atari, Inc. (the “Company”) entered into an agreement with Denis Guyennot, pursuant to which Mr. Guyennot ceased being the President and Chief Operating Officer of the Company as of that date. The agreement provides that Mr. Guyennot will receive salary and benefits for services rendered through September 30, 2004. Mr. Guyennot has agreed to provide consulting services to the Company for a one-year period following the termination of his employment for which he will receive a consulting fee of $450,000, payable in six  equal monthly installments commencing on October 20, 2004 and continuing until March 20, 2005. Mr. Guyennot will continue to serve as a Director of the Company.

Item  3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

   (a)    On October 19, 2004, James Caparro resigned as a member of the Audit Committee of the Company, although he will continue to serve as a member of the Board of Directors. Because of that resignation, the Company’s Audit Committee consists of only two members. Although the NASDAQ Marketplace rules require that a company have an Audit Committee composed of three independent directors, NASDAQ Marketplace Rule 4350 (d)(4)(B) provides that a company that has one vacancy on its audit committee will have until the earlier of its next annual shareholders’ meeting or one year after the vacancy occurred to fill the vacancy. As required by that rule, the Company notified The NASDAQ Stock Market of Mr. Caparro’s resignation from the Committee and of its intention to fill the resulting vacancy on the Audit Committee by the earlier of the Company’s next annual shareholders’ meeting or October 19, 2005 (one year after Mr. Caparro’s resignation).

   On October 20, 2004, the Company received a letter from The NASDAQ Stock Market stating that the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or October 19, 2005 in order to regain compliance with the audit committee composition requirement (Rule 4350(d)(2)(A)).

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (b)    As discussed above, effective October 15, 2004, Denis Guyennot will no longer serve as the Company’s President and Chief Operating Officer.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ Harry M. Rubin
Harry M. Rubin Senior Executive Vice President

Date: October 21, 2004

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